Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Sean B. O’Connor

Vice President, Finance and Chief Financial Officer

LeCroy Corporation

Tel: 845-425-2000

LeCroy Reports Strong First Quarter Fiscal 2011 Financial Results and

Raises Full Year Guidance

Operating Results Exceed Pre-Announced Expectations;

Revenues Grow 40% Year Over Year;

Non-GAAP Operating Margin Reaches 11%;

Bank Debt Reduced by $3 Million;

Ongoing Product Rollouts Expected to Accelerate Sales in Second Quarter

CHESTNUT RIDGE, NY, OCTOBER 27, 2010 – LeCroy Corporation (NASDAQ: LCRY), a leading supplier of oscilloscopes and serial data test solutions, today announced financial results for its fiscal first quarter ended October 2, 2010.

The highlights of the Company’s year-over-year (“YOY”) financial performance for the first quarter of fiscal 2011 are as follows:

(In millions, except per share data, percentages and bps)	Q1 FY11 GAAP (13 weeks)	Q1 FY10 GAAP (14 weeks)	Q1 FY11 non-GAAP* (13 weeks)	Q1 FY10 non-GAAP* (14 weeks)	YOY Change non-GAAP*
Revenue	$39.1	$28.0	$39.1	$28.0	39.7%
Gross Margin	59.8%	56.0%	60.1%	56.2%	390	bps
Operating (Loss) Income	$(0.6)	$0.6	$4.3	$1.6	168%
Operating Margin	(1.4)%	2.3%	11.0%	5.7%	530	bps
Net (Loss) Income	$(1.3)	$(0.5)	$2.3	$0.7	253%
Net (Loss) Income Per Diluted Share	$(0.10)	$(0.04)	$0.18	$0.05	260%

*	A presentation of, and a reconciliation of, non-GAAP financial measures with the most directly comparable GAAP measures can be found in the financial tables below.

Comments on the Quarter

“The first quarter of fiscal 2011 was LeCroy’s sixth consecutive quarter of sequential growth in revenue and non-GAAP operating income,” said LeCroy President and Chief Executive Officer Tom Reslewic. “We exceeded the preliminary results announced on September 30 and our previous guidance range for both revenue and non-GAAP operating margin. Total orders increased more than 10% sequentially from the fourth quarter and 50% year-over-year. This growth was driven by continuing demand for our high-end oscilloscopes, which was particularly strong for a summer quarter, reinforced by consistently solid protocol product family results. Cash generation for the quarter was $2.4 million, which we used to further pay down LeCroy’s bank debt by $3 million.”

LeCroy’s revenue for the first quarter of fiscal 2011 was $39.1 million, compared with $36.8 million in the sequential fourth quarter of fiscal 2010 and $28 million in the first quarter of fiscal 2010. The Company reported GAAP gross margin of 59.8%, a $563,000 GAAP operating loss, and a $1.3 million GAAP net loss for the quarter. GAAP operating income for the first quarter of fiscal 2011 includes a $4.9 million non-cash share-based compensation charge of which $4.4 million is attributable to outstanding stock appreciation rights (“SAR”). Accounting for SARs requires the recording of an expense or credit to the consolidated statements of operations depending on whether the Company’s stock price increased or decreased, respectively. As a result of the considerable rise in LeCroy’s stock price during the first quarter of fiscal 2011, the Company recorded a significant non-cash, mark-to-market share-based compensation expense for the SARs.

Non-GAAP gross margin for the first quarter of fiscal 2011 was 60.1%, excluding $135,000 in share-based compensation expense. Non-GAAP operating income was $4.3 million, excluding $4.9 million in share-based compensation expense. LeCroy reported non-GAAP net income of $2.3 million, excluding, on an after tax basis, $3.2 million in share-based compensation expense and $362,000 for the non-cash amortization of debt on convertible notes.

Outlook and Guidance

“LeCroy is beginning the second quarter of fiscal 2011 with strong momentum on both the top and bottom lines,” said Reslewic. “We recently rolled out a comprehensive round of technology-leading products aimed at new opportunities arising from the explosive demand for mobile devices and resulting growth in cloud computing. These launches were headlined by our 45 GHz WaveMaster 845 Zi-A, the world’s highest bandwidth scope. We also introduced a new class of instrument, SPARQ – a signal integrity network analyzer – and LabMaster – a new family of high-speed, multi-channel oscilloscope modules.”

“These launches were the first in a wide-ranging series of product introductions that will continue through the spring of calendar 2011, and customers are eagerly anticipating this next round of offerings,” said Reslewic. “Our sales staff is fully trained on these new products and prepared to begin customer demonstrations in a market that shows distinct signs of recovery. LeCroy’s first-quarter bookings and sales in the Americas and Asia rebounded close to the peak levels we achieved earlier this decade, and our business in Europe was not far behind. We believe this momentum sets the stage for a positive fiscal 2011.”

“For the second quarter of fiscal 2011, we expect to report revenue in the range of $42 million to $43 million and non-GAAP operating margin of approximately 14%,” Reslewic said. “For full-year fiscal 2011, we are raising our revenue outlook to a range of $163 million to $167 million, and we anticipate non-GAAP operating margins between 13% and 14%.”

Conference Call Information

LeCroy will broadcast its quarterly conference call for investors live over the Internet today, Wednesday, October 27, 2010 at 10:00 a.m. ET. To access the webcast, visit the “Events Calendar” in the “Investors” section of LeCroy’s website at www.lecroy.com. The call also may be accessed by dialing (877) 709-8155 or (201) 689-8881. For interested individuals unable to join the live conference call, a webcast replay will be available on the Company’s website for approximately one year.

About LeCroy Corporation

LeCroy Corporation is a worldwide leader in serial data test solutions, creating advanced instruments that drive product innovation by quickly measuring, analyzing and verifying complex electronic signals. The Company offers high-performance oscilloscopes, serial data analyzers and global communications protocol test solutions used by design engineers in the computer, semiconductor and consumer electronics, data storage, automotive and industrial, and military and aerospace markets. LeCroy’s 45-year heritage of technical innovation is the foundation for its recognized leadership in “WaveShape Analysis” – capturing, viewing and measuring the high-speed signals that drive today’s information and communications technologies. LeCroy is headquartered in Chestnut Ridge, New York. Company information is available at http://www.lecroy.com.

Basis of Presentation

The Company’s fiscal years end on the Saturday closest to June 30, resulting in an additional week of results every five or six years. The fiscal year ending July 3, 2010 represented a 53-week period, while the fiscal year ended July 2, 2011 will represent a 52-week period. Therefore, the first quarter of fiscal 2011 was a 13-week period compared with a 14-week period for the first quarter of fiscal 2010.

The consolidated balance sheet as of July 2, 2010 reflects a correction of approximately $0.9 million to properly classify the deferred tax asset related to the Company’s stock appreciation rights (“SARs”). The Company’s SARs are liability classified awards and are reflected on the consolidated balance sheet as current liabilities. Therefore, the deferred tax asset associated with these awards, which was previously classified as non-current as of July 2, 2010, has been reclassified from Other non-current assets to Other current assets to follow the current classification of the underlying award.

Safe Harbor

This release contains forward-looking statements, including those pertaining, but not limited to expectations regarding: beginning the second quarter of fiscal 2011 with strong momentum on both the top and bottom lines, including a rebound in bookings and sales world-wide, setting the stage for fiscal 2011; new opportunities arising from the explosive demand for mobile devices and resulting growth in cloud computing, including our 45 GHz WaveMaster 845 Zi-A, the world’s highest bandwidth scope, SPARQ, a signal integrity network analyzer, and LabMaster, a new family of high-speed multi-channel oscilloscope modules; continued product introductions and LeCroy’s belief that the customers are eagerly anticipating a next round of offerings; the Company’s belief that the market is showing distinct signs of recovery; LeCroy’s anticipation of revenues for the second quarter of fiscal 2011 in the range of $42 million to $43 million, with non-GAAP operating margins of approximately 14% and LeCroy’s anticipation of full-year fiscal 2011 revenue in the range of $163 million to $167 million with non-GAAP operating margins between 13% and 14%.

Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties including, without limitation, adverse changes in general economic or political conditions in any of the major countries in which LeCroy does business; volume and timing of orders received; changes in the mix of products sold; competitive pricing pressure; the availability and timing of funding for the Company’s current products; delays in development or shipment of LeCroy’s new products or existing products; introduction of new products by existing and new competitors; failure to successfully manage transitions to new markets; failure to anticipate and develop new products and services in response to changes in demand; failure to obtain and maintain cost reductions; difficulty in predicting revenue from new products; disputes and litigation; inability to protect LeCroy’s intellectual property from third-party infringers; failure to manage LeCroy’s sales and distribution channels effectively; disruption of LeCroy’s business due to catastrophic events; risks associated with international operations; fluctuations in foreign currency exchange rates; changes in, or interpretations of, accounting principles; inventory write-down; impairment of long-lived assets; valuation of deferred tax assets; unanticipated changes in, or interpretations of, tax rules and regulations; LeCroy’s inability to attract and retain key personnel; LeCroy’s inability to purchase its convertible debt; and interruptions or terminations in LeCroy’s relationships with turnkey assemblers.

For further discussion of these and other risks and uncertainties, individuals should refer to LeCroy’s SEC filings, which are available at the Company’s website www.lecroy.com. The financial information set forth in this press release reflects estimates based on information available at this time. These amounts could differ from actual reported amounts stated in LeCroy’s Quarterly Report on Form 10-Q for the quarter ended October 2, 2010, which the Company expects to file in November 2010.

LeCroy undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Further information on potential factors that could affect LeCroy Corporation’s business is described in the Company’s reports on file with the SEC.

Use of Non-GAAP Financial Measures

Certain disclosures in this press release include “non-GAAP financial measures.” A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance, financial position or cash flows that excludes or includes amounts so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP in the Consolidated Balance Sheets, Consolidated Statements of Operations or Cash Flows of the Company.

The non-GAAP results are a supplement to the financial statements based on generally accepted accounting principles (“GAAP”). The Company believes this presentation provides investors and LeCroy management with additional insight into its underlying results because of the materiality of certain non-cash charges. The Company excludes these expenses when evaluating core operating activities and for strategic decision making, forecasting future results and evaluating current performance.

We define non-GAAP gross profit as gross profit as reported under GAAP plus non-cash charges for share-based compensation costs included in cost of revenues. Non-GAAP gross margin is computed as non-GAAP gross profit as a percentage of total revenues. Non-GAAP gross profit and non-GAAP gross margin are not substitutes for comparable GAAP measures.

We define non-GAAP operating income as operating (loss) income reported under GAAP plus primarily non-cash charges for share-based compensation costs and business realignment charges. Non-GAAP operating income is not a substitute for GAAP operating (loss) income.

We define non-GAAP net income as net loss reported under GAAP plus primarily non-cash charges for share-based compensation costs, business realignment charges and amortization of debt discount on convertible notes, each net of applicable income taxes, such that the effective blended statutory rate, for non-GAAP net income is approximately 37.5% and 29%, on a year-to-date basis, adjusted for tax return filing true-ups and reserve adjustments, for each of the full fiscal 2010 and 2011 years, respectively. Non-GAAP net income is not a substitute for GAAP net loss.

We define non-GAAP net income per diluted common share as non-GAAP net income divided by the weighted average number of shares outstanding plus the dilutive effect of stock options, restricted stock and the convertible notes, calculated consistent with GAAP, as applicable. Non-GAAP net income per diluted common share is not a substitute for GAAP net loss per diluted common share.

Non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income and non-GAAP net income per diluted common share, as we defined them, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define such non-GAAP measures in the same manner. A presentation of, and a reconciliation of, our non-GAAP financial measures with the most directly comparable GAAP measures are included in the accompanying financial data.

LeCROY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Quarter Ended
In thousands, except per share data	Oct 2, 2010 (13 weeks)	Oct 3, 2009 (14 weeks)
Revenues:
Test and measurement products	$36,473	$25,807
Service and other	2,637	2,194

Total revenues	39,110	28,001

Cost of revenues:
Share-based compensation	135	65
Other costs of revenues	15,587	12,269

	15,722	12,334

Gross profit	23,388	15,667

Operating expenses:
Selling, general and administrative:
Share-based compensation	4,037	579
Other selling, general and administrative expenses	11,312	8,324

	15,349	8,903

Research and development:
Share-based compensation	697	249
Other research and development expenses	7,905	5,870

	8,602	6,119

Total operating expenses	23,951	15,022

Operating (loss) income	(563)	645

Other income (expense):
Gain on extinguishment of convertible debt, net of issue cost write-off	—	364
Interest income	11	11
Interest expense	(790)	(788)
Amortization of debt discount on convertible notes	(561)	(605)
Other, net	(277)	(132)

Other expense, net	(1,617)	(1,150)

Loss before income taxes	(2,180)	(505)
Benefit for income taxes	(916)	(23)

Net loss	$(1,264)	$(482)

Net loss per common share
Basic	$(0.10)	$(0.04)
Diluted	$(0.10)	$(0.04)

Weighted average number of common shares:
Basic	12,667	12,265
Diluted	12,667	12,265

LeCROY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

In thousands	Oct 2, 2010	July 3, 2010 *
ASSETS
Current assets:
Cash and cash equivalents	$5,792	$7,822
Accounts receivable, net	30,282	26,840
Inventories, net	33,193	30,308
Other current assets	10,670	9,654

Total current assets	79,937	74,624

Property and equipment, net	22,086	20,806
Intangible assets, net	619	409
Other non-current assets	7,473	6,815

TOTAL ASSETS	$110,115	$102,654

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$16,081	$13,649
Accrued expenses and other current liabilities	18,521	12,327
Bank debt	14,000	—

Total current liabilities	48,602	25,976

Bank debt	—	17,000
Convertible notes, net of unamortized discount of $2,483 and $3,044 respectively	37,167	36,606
Deferred revenue and other non-current liabilities	3,790	3,296

Total liabilities	89,559	82,878

Stockholders’ equity	20,556	19,776

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$110,115	$102,654

*	See “Basis of Presentation” above.

LeCROY CORPORATION

RECONCILIATION OF REPORTED GAAP RESULTS

TO NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

	Quarter Ended
In thousands	Oct 2, 2010 (13 weeks)	Oct 3, 2009 (14 weeks)
GAAP gross profit, as reported	$23,388	$15,667

Non GAAP adjustments:
Share-based compensation	135	65

Non GAAP gross profit	$23,523	$15,732

	Quarter Ended
In thousands	Oct 2, 2010 (13 weeks)	Oct 3, 2009 (14 weeks)
GAAP operating (loss) income, as reported	$(563)	$645

Non GAAP adjustments:
Share-based compensation	4,869	893
Business realignment – severance charge	—	68

Non GAAP operating income	$4,306	$1,606

	Quarter Ended
In thousands	Oct 2, 2010 (13 weeks)	Oct 3, 2009 (14 weeks)
GAAP net loss, as reported	$(1,264)	$(482)

After-tax effect of Non GAAP adjustments:
Share-based compensation	3,220	705
Business realignment – severance charge	—	43
Non-cash amortization of debt discount on convertible notes	362	390

Non GAAP net income	2,318	$656

	Quarter Ended
In thousands, except per share data	Oct 2, 2010 (13 weeks)	Oct 3, 2009 (14 weeks)
Net (loss) income per common share
Diluted, as reported	$(0.10)	$(0.04)
Diluted, non GAAP	$0.18	$0.05

Weighted average number of common shares:
Diluted, as reported	12,667	12,265
Diluted, non GAAP	13,013	12,471